Exhibit 23.1.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-215031) of Athene Holding Ltd. of our report dated May 6, 2016, except for the effects of the revision discussed in Note 2 (not presented herein) to the consolidated financial statements appearing in the F pages of the Company's Amendment No. 6 to Form S-1, as to which the date is October 25, 2016 relating to the financial statements and financial statement schedules of Athene Holding Ltd., which appears in this Form 10-K.

/s/ PricewaterhouseCoopers Ltd.
Chartered Professional Accountants
Hamilton, Bermuda
March 16, 2017